EXHIBIT 10(e)(2)

Section 6(j) of the Snap-on Incorporated Directors’ 1993 Fee Plan was restated effective as of February 13, 2014 to read:

(j)	Account Transfers.

(i) Cash Account to Share Account. Subject to any applicable corporate policies, from time to time a Director may convert all or a portion of any Cash Account balance of the Director into deferred shares of Common Stock credited to the Director’s corresponding Share Account by written notice to the Company. In such event, and effective as of the date the Company receives such a notice, (i) there shall be credited to the Director’s Share Account a number of Share Units equal to the number of Share Units specified in the notice or, if such notice specifies a dollar amount, a number of Share Units equal to such dollar amount divided by the Fair Market Value on the last trading business day immediately preceding the date the Company receives such notice and (ii) the Director’s Cash Account shall be debited in an amount equal to the number of Share Units credited to the Share Account multiplied by the Fair Market Value on the same trading business day.

(ii) Share Account to Cash Account. Subject to any applicable corporate policies, from time to time a Director with a credit balance in a Share Account may convert all or a portion of such balance into an amount to be credited to the Director’s corresponding Cash Account by giving written notice to the Company. Notwithstanding the foregoing, a Director may not convert the portion of his or her Share Account balance that is attributable to a Director’s Deferral Election with respect to an award of Common Stock prior to the date that is six (6) months and one (1) day after the date the Director would have received such Common Stock in the absence of such Deferral Election. For avoidance of doubt, the foregoing waiting period shall not apply to any portion of a Director’s Share Account attributable to Fees that would have been payable in cash but for a Director’s Share Election under Section 5(a). In the event a Director elects such a conversion, and effective as of the date the Company receives such a notice, (i) there shall be credited to the Director’s Cash Account an amount equal to the number of Share Units specified in the notice multiplied by the Fair Market Value on the last trading business day immediately preceding the date the Company receives such notice and (ii) the Director’s Share Account shall be debited by the number of Share Units specified in the notice.